UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2013

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9990
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2013, VistaGen Therapeutics, Inc. (the "Company") issued to certain officers and independent directors of the Company warrants to purchase an aggregate of 3 million restricted shares of common stock of the Company (each a "Warrant", and collectively, the "Warrants"), in consideration for services provided to the Company by each of such officers and independent directors, and as incentives for future performance by such officers and independent directors to advance the interests of the Company's stockholders. Subject to certain vesting conditions, each Warrant is exercisable for $0.64 per share over a 10-year term. A form of the Warrant is attached hereto as Exhibit 10.1.

Item 8.01 Other Events.

On March 4, 2013, the Company announced that it has agreed to collaborate with Celsis In Vitro Technologies ("Celsis IVT") on characterizing and functionally benchmarking the Company's human liver cell platform, LiverSafe 3D, with Celsis IVT products for studying and predicting human liver toxicity and drug metabolism issues. Celsis IVT, a subsidiary of Celsis International Ltd, is the premier world provider of specialized in vitro products for the study of metabolism, drug-drug interactions and toxicity in drug discovery and development. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of the Warrant does not purport to be complete, and is qualified in its entirety by reference to the full text of the Warrant, a form of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   March 6, 2013
By:	/s/ Shawn K. Singh

Name: Shawn K. Singh
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Warrant
EX-99.1	Press Release, dated March 4, 2013